UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF

THE SECURITIES EXCHANGE ACT OF 1934

October 5, 2005

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, or registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 5, 2005, Arthur J. Gallagher & Co. (Gallagher) entered into an unsecured Multicurrency Credit Agreement (the Credit Agreement), which expires on October 4, 2010, with a group of financial institutions as Lenders, Harris N.A. as Administrative Agent, Citibank N.A., as Syndication Agent and Barclays Bank PLC, as Documentation Agent. The Credit Agreement provides for a revolving credit commitment of up to $450.0 million (of which up to $125.0 million may be used for issuances of standby or commercial letters of credit and up to $30.0 million may be used for the making of Swing Loans by Harris N.A.). Gallagher may from time to time request an increase in the revolving credit commitment up to a maximum aggregate revolving credit commitment of $550.0 million. The Credit Agreement replaced a $250.0 million unsecured revolving credit facility that was to expire on July 20, 2006.

The Credit Agreement provides that Gallagher may elect that each borrowing in U.S. dollars be either Base Rate Loans or Eurocurrency Loans. All loans denominated in currencies other than U.S. dollars shall be Eurocurrency Loans. Interest rates on Base Rate Loans and outstanding drawings on letters of credit in U.S. dollars under the Credit Agreement are based on the Base Rate, as defined in the Credit Agreement. Interest rates on Eurocurrency Loans or outstanding drawings on letters of credit in currencies other than U.S. dollars under the Credit Agreement are based on Adjusted LIBOR, as defined in the Credit Agreement, plus a margin of .400%, .500%, .600% or .800%, depending on the financial leverage ratio maintained by Gallagher. Interest rates on Swing Loans are based, at the election of Gallagher, on either the Base Rate, as defined in the Credit Agreement, or such alternate rate as may be quoted by Harris N.A. The annual facility fee related to the Credit Agreement is either ..100%, .125%, .150% or .200% of the used and unused portions of the revolving credit commitment, depending on the financial leverage ratio maintained by Gallagher.

The terms of the Credit Agreement include various covenants, including covenants that require Gallagher to maintain specified levels of net worth and financial leverage ratios. The Credit Agreement also includes customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults. Gallagher’s obligations under the Credit Agreement are unconditionally guaranteed by several of its wholly-owned subsidiaries.

A copy of the Credit Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference as though it were fully set forth herein. The description above is a summary of the Credit Agreement and is qualified in its entirety by the complete text of the Credit Agreement itself.

On October 5, 2005, Gallagher issued a press release announcing that it had entered into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

Also on October 5, 2005, in connection with the Credit Agreement, Gallagher terminated its $250.0 million credit facility dated July 21, 2003 among Gallagher, the Guarantors party thereto, the Banks party thereto, Citibank, N.A, as Syndication Agent, and Harris N.A. (successor by merger with Harris Trust and Savings Bank), as Agent and Lead Arranger (the Old Credit Agreement). The Old Credit Agreement provided for a revolving credit commitment of up to $250.0 million, up to $125.0 million of which was permitted to be used for the issuance of standby letters of credit. Interest rates on borrowings under the Old Credit Agreement were based on the prime commercial rate or LIBOR plus .575%, .800% or 1.000%, the determination of which was dependent on a financial leverage ratio maintained by Gallagher. The annual facility fee related to the Old Credit Agreement was either .125%, .150% or .200% of the used and unused portions of the revolving credit commitment, the determination of which was dependent on a financial leverage ratio maintained by Gallagher. All indebtedness, liabilities and obligations outstanding under the Old Credit Agreement have been fully paid and satisfied, except for those certain letters of credit which became letters of credit under the Credit Agreement. There were no early termination penalties or fees incurred, but Gallagher will write-off approximately $0.5 million of unamortized debt acquisition costs in fourth quarter 2005 related to the termination of the Old Credit Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit Index

10.1	Multicurrency Credit Agreement dated as of October 5, 2005 among Arthur J. Gallagher & Co., the Guarantors Party thereto, the Lenders party thereto, Harris N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent.

99.1	Press Release, dated October 5, 2005, issued by Arthur J. Gallagher & Co.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: October 6, 2005	/s/ Douglas K. Howell
Douglas K. Howell Vice President and Chief Financial Officer (principal financial officer and duly authorized officer)

Arthur J. Gallagher & Co.

Current Report On Form 8-K

Exhibit Index

Exhibit No.	Description
10.1	Multicurrency Credit Agreement dated as of October 5, 2005 among Arthur J. Gallagher & Co., the Guarantors Party thereto, the Lenders party thereto, Harris N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent.

99.1	Press Release, dated October 5, 2005, issued by Arthur J. Gallagher & Co.